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        The information in this Notice of Variation may change. We may not complete the Offer and issue these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This Notice of Variation is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the Offer is not permitted.

This document is important and requires your immediate attention. If you have any questions as to how to deal with it, you should consult your investment dealer, lawyer or other professional advisor. No securities regulatory authority in Canada or the United States has expressed an opinion about, or passed upon the fairness or merits of, the Offer, the securities offered pursuant to such Offer or the adequacy of the information contained in this document and it is an offence to claim otherwise.

THE SECURITIES OFFERED PURSUANT TO THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY UNITED STATES STATE SECURITIES COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY UNITED STATES STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

July 24, 2006

NOTICE OF VARIATION AND EXTENSION
by

TECK COMINCO LIMITED
of its

OFFER TO PURCHASE
all of the outstanding common shares of
INCO LIMITED
on the basis of, at the election of each holder,

(a)	Cdn.$78.50 in cash (the "Cash Alternative"), or
(b)	0.9776 of a Class B subordinate voting share of Teck Cominco Limited and Cdn.$0.05 in cash (the "Share Alternative"),

for each common share of Inco Limited subject, in each case, to pro ration as set out in the Offer.

Teck Cominco Limited ("Teck" or the "Offeror") hereby gives notice that it is amending its offer dated May 23, 2006 (the "Original Offer") to purchase all of the outstanding common shares of Inco Limited ("Inco") together with associated rights ("Rights") (together, the "Inco Shares") issued and outstanding under the shareholder rights plan of Inco (the "Rights Plan"), other than any Inco Shares owned, directly or indirectly, by the Offeror and its affiliates on any Take-Up Date, and including any Inco Shares that may become issued and outstanding after the date of this Notice of Variation and Extension ("Notice of Variation") but prior to the Expiry Time (as amended by this Notice of Variation) upon the conversion, exchange or exercise of any securities of Inco (other than Rights) that are convertible into or exchangeable or exercisable for Inco Shares, in order to, among other things: (i) extend the Original Offer to 8:00 p.m. (Toronto time) on August 16, 2006; (ii) provide for multiple Take-Up Dates; and (iii) provide additional disclosure with respect to certain matters. The Offeror currently owns, directly or indirectly, 8,943,800 Inco Shares, 5,143,793 of which constitute the Pledged Inco Shares.

This Notice of Variation should be read in conjunction with the Original Offer and accompanying circular (the "Original Circular") dated May 23, 2006 (which together constitute the "Offer and Circular") and the Letter of Transmittal and the Notice of Guaranteed Delivery that accompanied the Offer and Circular. Except as otherwise set forth herein, the terms and conditions previously set forth in the Offer and Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery

continue to be applicable in all respects. All references to the "Offer" in the Offer and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Notice of Variation mean the Original Offer as amended hereby, and all references in such documents to the "Circular" mean the Original Circular as amended hereby. Capitalized terms used in this Notice of Variation and not defined herein that are defined in the Offer and Circular have the respective meanings ascribed thereto in the Offer and Circular.

The Offer is extended and is now open for acceptance until 8:00 p.m. (Toronto time) on August 16, 2006 unless accelerated, extended or withdrawn.Shareholders who have validly deposited and not withdrawn their Inco Shares need take no further action to accept the Offer. Shareholders who wish to accept the Offer must properly complete and execute the Letter of Transmittal (printed on green paper) that accompanied the Offer and Circular or a manually signed facsimile thereof and deposit it, together with the certificates representing their Inco Shares and all other required documents, at one of the offices of CIBC Mellon Trust Company (the "Depositary") or Mellon Investor Services LLC (the "U.S. Forwarding Agent") in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may (1) accept the Offer by following the procedures for book-entry transfer of Inco Shares described in Section 5 of the Offer, "Manner of Acceptance — Acceptance by Book-Entry Transfer"; or (2) accept the Offer where the certificates representing the Inco Shares are not immediately available, or if the certificates and all of the required documents cannot be provided to the Depositary or the U.S. Forwarding Agent before the Expiry Time, by following the procedures for guaranteed delivery described in Section 5 of the Offer, "Manner of Acceptance — Procedure for Guaranteed Delivery" using the Notice of Guaranteed Delivery (printed on yellow paper) that accompanied the Offer and Circular or a manually signed facsimile thereof. Shareholders whose Inco Shares are registered in the name of a nominee should consult their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Inco Shares. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Inco Shares directly with the Depositary or the U.S. Forwarding Agent or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.

Questions and requests for assistance may be directed to the Dealer Managers, the Depositary, the U.S. Forwarding Agent or Innisfree M&A Incorporated (the "Information Agent") for the Offer. Contact details for such persons may be found on the back page of this document. Additional copies of this document and related materials, including additional copies of the Letter of Transmittal, may be obtained without charge on request from the Dealer Managers, the Depositary, the U.S. Forwarding Agent or the Information Agent at their respective offices specified on the back page of this document. Additionally, copies of this document and related materials may be found at www.sedar.com and www.sec.gov.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made or directed to, nor will deposits of Inco Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

The Dealer Managers for the Offer are:

In Canada	In the United States
BMO Nesbitt Burns Inc. Merrill Lynch Canada Inc.	BMO Capital Markets Corp. (formerly Harris Nesbitt Corp.) Merrill Lynch & Co.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

        Teck has filed with the United States Securities and Exchange Commission (the "SEC") a Registration Statement on Form F-10, and expects to mail this Notice of Variation, and has mailed the Offer and Circular, to Shareholders. TECK URGES SHAREHOLDERS TO READ THE REGISTRATION STATEMENT, THE OFFER AND CIRCULAR, THIS NOTICE OF VARIATION AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

        Shareholders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Teck will be available free of charge from Teck. You should direct requests for documents to Corporate Secretary, Teck Cominco Limited, Suite 600, 200 Burrard Street, Vancouver, British Columbia, Canada V6C 3L9, telephone (604) 687-1117. To obtain timely delivery, such documents should be requested not later than August 9, 2006, five business days before the Expiry Date.

        The Offer is made by a Canadian corporation that is permitted, under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare the Offer and Circular and this Notice of Variation in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

        U.S. resident Shareholders should be aware that acceptance of the Offer by them as described in the Offer and Circular and this Notice of Variation may have tax consequences both in the United States and in Canada. See Sections 18 and 19 of the Circular, "Certain Canadian Federal Income Tax Considerations" and "Certain United States Federal Income Tax Considerations". Such consequences may not be fully described in the Offer and Circular and this Notice of Variation and such holders are urged to consult their tax advisors.

        The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that Teck is incorporated or organized under the laws of Canada, that some or all of its officers and directors may reside outside the United States, that the Canadian Dealer Managers and some or all of the experts named herein may reside outside the United States, and that all or a substantial portion of the assets of Teck and such persons may be located outside the United States.

NOTICE TO HOLDERS OF INCO OPTIONS, INCO WARRANTS,
INCO CONVERTIBLE DEBENTURES AND TECK EXCHANGEABLE DEBENTURES

        The Offer is made only for Inco Shares and is not made for any options, warrants, convertible debentures, convertible notes, or other rights (other than Rights) to acquire Inco Shares. The Offer is not made to holders of Teck Exchangeable Debentures. Any holder of options, warrants, convertible debentures, convertible notes, Teck Exchangeable Debentures or other rights to acquire Inco Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise, convert or exchange such options, warrants, convertible debentures, convertible notes, Teck Exchangeable Debentures or other rights in order to obtain certificates representing Inco Shares that may be deposited in accordance with the terms of the Offer. Any such exercise, conversion or exchange must be completed sufficiently in advance of the Expiry Time to assure the holder of such options, warrants, convertible debentures, convertible notes, Teck Exchangeable Debentures or other rights to acquire Inco Shares that the holder will have certificates representing the Inco Shares received on such exercise, conversion or exchange available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 5 of the Offer, "Manner of Acceptance — Procedure for Guaranteed Delivery".

        If any holder of options to acquire Inco Shares ("Inco Options") under the Inco Option Plans does not exercise such Inco Options prior to the Expiry Time, such Inco Options will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry, vesting schedule and exercise prices, except that, to the extent permitted, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction an option to acquire Inco Shares will become an option or right to acquire a number of Teck Subordinate Voting Shares, as determined in accordance with the terms of the Inco Options. See Section 5 of the Circular, "Purpose of the Offer and Teck's Plans for Inco — Treatment of Inco Options, Inco Warrants, Inco Convertible Debentures and Teck Exchangeable Debentures".

        If any holder of warrants to acquire Inco Shares ("Inco Warrants") does not exercise such Inco Warrants prior to the Expiry Time, such Inco Warrants will remain outstanding following the Expiry Time in accordance with their terms and conditions, subject to the terms of any Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 5 of the Circular, "Purpose of the Offer and Teck's Plans for Inco — Treatment of Inco Options, Inco Warrants, Inco Convertible Debentures and Teck Exchangeable Debentures".

        If any holder of Inco Convertible Debentures does not convert such Inco Convertible Debentures prior to the Expiry Time, such Inco Convertible Debentures will remain outstanding following the Expiry Time in accordance with their terms and conditions, subject to the terms of any Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 5 of the Circular, "Purpose of the Offer and Teck's Plans for Inco — Treatment of Inco Options, Inco Warrants, Inco Convertible Debentures and Teck Exchangeable Debentures".

        If any holder of Teck Exchangeable Debentures does not exchange such Teck Exchangeable Debentures prior to the Expiry Time, such Teck Exchangeable Debentures will remain outstanding following the Expiry Time in accordance with their terms and conditions, subject to the terms of any Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 5 of the Circular, "Purpose of the Offer and Teck's Plans for Inco — Treatment of Inco Options, Inco Warrants, Inco Convertible Debentures and Teck Exchangeable Debentures".

        The tax consequences to holders of Inco Options, Inco Warrants, Inco Convertible Debentures or Teck Exchangeable Debentures of exercising or not exercising their Inco Options or Inco Warrants, converting or not converting their Inco Convertible Debentures or exchanging or not exchanging their Teck Exchangeable Debentures are not described in Section 18 of the Circular, "Certain Canadian Federal Income Tax Considerations" or in Section 19 of the Circular, "Certain United States Federal Income Tax Considerations". Holders of Inco Options, Inco Warrants, Inco Convertible Debentures or Teck Exchangeable Debentures should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Inco Options or Inco Warrants or to convert or not convert their Inco Convertible Debentures or to exchange or not to exchange their Teck Exchangeable Debentures.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

        This Notice of Variation and some of the material incorporated by reference into this Notice of Variation contain certain "forward-looking statements" as well as forward-looking information within the meaning of the Securities Act (Ontario). Forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variation of such words and phrases or state that certain actions, events or results "may", "could", "should", "would", "might" or "will" be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Teck or Inco to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These forward-looking statements include estimates, forecasts, and statements as to management's expectations concerning Teck, including after its proposed acquisition of Inco, with respect to, among other things, the size and quality of Teck's development projects, mineral reserves and mineral resources, future trends, plans, strategies, objectives and expectations, including with respect to future operations, products, services and projects for Teck, the proposed integration of management of Teck and Inco, progress in development of mineral properties, future production, capital and mine production costs, demand and market outlook for commodities, future commodity prices and treatment and refining charges, the application of Teck's CESL technology in Inco's operations, expected synergies and cost savings from the proposed acquisition of Inco, including the timing thereof, and the financial results, cash flows and operations of Teck and Inco, including following Teck's proposed acquisition of Inco. These forward-looking statements involve numerous assumptions, risks and uncertainties and actual results may vary materially.

        These statements are based on a number of assumptions, including, among others, assumptions regarding general business and economic conditions, interest rates, the supply and demand for, deliveries of, and the level and volatility of prices of nickel, cobalt, platinum group metals, zinc, copper, coal and gold and other primary metals and minerals as well as oil, natural gas and petroleum products produced by Teck and Inco, the timing of the receipt of regulatory and governmental approvals for Teck's and Inco's development projects and other operations, the availability of financing for Teck's and Inco's development projects on reasonable terms, Teck's and Inco's respective costs of production and their respective production and productivity levels, as well as those of their competitors, power prices, market competition, the accuracy of Teck's and Inco's reserve estimates (including, with respect to size, grade and recoverability) and the geological, operational and price assumptions on which these are based, future commodity prices, production of commodities by Teck, Inco and their respective competitors, the realization of synergies, transaction costs, and the future financial performance of Teck and Inco.

        The foregoing list of assumptions is not exhaustive. Events or circumstances could cause actual results to differ materially. Factors that may cause actual results to vary include, but are not limited to: the Teck Subordinate Voting Shares issued in connection with the proposed acquisition may have a market value lower than expected, the businesses of Teck and Inco may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, the expected combination benefits and synergies and cost savings from the Teck/Inco transaction may not be fully realized or not realized within the expected time frame, the possible delay in the completion of the steps required to be taken for the eventual combination of the two companies, including the possibility that approvals or clearances required to be obtained from regulatory and other agencies and bodies will not be obtained in a timely manner, business and economic conditions in the principal markets for the companies' products, the supply, demand, and prices for metals to be produced, changes in commodity and power prices, changes in interest and currency exchange rates, inaccurate geological and metallurgical assumptions (including with respect to the size, grade and recoverability of mineral reserves and resources), unanticipated operational difficulties (including failure of plant, equipment or processes to operate in accordance with specifications or expectations, cost escalation, unavailability of materials and equipment, government action or delays in the receipt of government approvals, industrial disturbances or other job action, and unanticipated events related to health, safety and environmental matters), political risk, social unrest, changes in general economic conditions or conditions in the financial markets and other risk factors related to the mining and metals industry as detailed from time to time in Teck's and Inco's reports filed with the SEC.

v

        Certain of these risks are described in more detail in the annual information form of Teck and in its public filings with the SEC. Teck does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

INFORMATION CONCERNING INCO

        Except as otherwise indicated, the information concerning Inco contained in this Notice of Variation has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities, the SEC and other public sources. Although Teck has no knowledge that would indicate that any statements contained herein concerning Inco taken from or based upon such documents and records are untrue or incomplete, neither Teck nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Inco's financial statements, or for any failure by Inco to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Teck. Teck has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from Inco's publicly available documents or records or whether there has been any failure by Inco to disclose events that may have occurred or may affect the significance or accuracy of any information.

CURRENCY AND EXCHANGE RATE INFORMATION

        Unless otherwise indicated, all references to "$", "dollars" or "Cdn.$" in this Notice of Variation refer to Canadian dollars and all references to "U.S.$" in this Notice of Variation refer to United States dollars. On July 21, 2006, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon buying rates provided by the Bank of Canada was $1.1375.

NOTICE OF VARIATION

July 24, 2006

TO: THE SHAREHOLDERS OF INCO

        This Notice of Variation amends and supplements the Offer and Circular dated May 23, 2006, as well as the Letter of Transmittal and the Notice of Guaranteed Delivery, pursuant to which the Offeror is offering to purchase, on the terms and subject to the conditions contained therein, all of the outstanding Inco Shares, other than any Inco Shares owned, directly or indirectly, by the Offeror and its affiliates on any Take-Up Date, and including any Inco Shares that may become issued and outstanding after the date of this Notice of Variation but prior to the Expiry Time upon the conversion, exchange or exercise of any securities of Inco (other than Rights) that are convertible into or exchangeable or exercisable for Inco Shares.

        Except as otherwise set forth in this Notice of Variation, the terms and conditions previously set forth in the Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery continue to be applicable in all respects. This Notice of Variation should be read in conjunction with the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

        All references to the "Offer" in the Offer and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Notice of Variation mean the Original Offer as amended hereby, and all references in such documents to the "Circular" mean the Original Circular as amended hereby. Capitalized terms used in this Notice of Variation and not defined herein that are defined in the Offer and Circular have the respective meanings ascribed thereto in the Offer and Circular.

1.     Extension of the Offer

        Teck has extended the Offer by extending the Expiry Date for the Offer from July 24, 2006 to August 16, 2006. Accordingly, the definition of "Expiry Date" in the Offer and Circular is deleted and replaced by the following definition:

    "Expiry Date" means August 16, 2006 or such other date as is set out in a notice of variation of the Offer issued at any time and from time to time accelerating or extending the period during which Inco Shares may be deposited to the Offer, provided that, if such day is not a business day, then the Expiry Date will be the next business day. See Section 6 of the Offer, "Extensions, Variations and Changes to the Offer".

2.     Take-Up and Payment for Deposited Inco Shares

        The first sentence of Section 3 of the Offer, "Take-Up and Payment for Deposited Inco Shares" (found at page 29 of the Offer and Circular), is deleted and replaced by the following:

            "The take up and payment for Inco Shares tendered or deposited pursuant to the Offer is subject to the irrevocable and unqualified provisions that (a) no Inco Shares will be taken up and paid for pursuant to the Offer prior to the Expiry Time and unless at such time all conditions of the Offer shall have been fulfilled or waived as described above, and (b) unless the Offer is withdrawn, in the event that as of the first Take-Up Date more than 50% of the Inco Shares held by Independent Shareholders (as defined in the Rights Plan Agreement) shall have been deposited or tendered pursuant to the Offer and not withdrawn, the Offeror will make a public announcement of that fact and the Offer will remain open for deposits and tenders of Inco Shares for not less than 10 business days from the date of such public announcement."

3.     Shareholder Rights Plan

        The first two sentences of the second to last paragraph of Section 7 of the Offer, "Shareholder Rights Plan" (found at pages 38-39 of the Offer and Circular), are deleted.

4.     Other Changes to the Original Offer

        The response to the question "Can the Expiry Time for the Offer be accelerated or extended?" in the "Summary Term Sheet" (found at page 3 of the Offer and Circular) is deleted and replaced by the following:

            "Yes. We may, in our sole discretion, elect to accelerate or extend the Expiry Time of the Offer from the time referenced in the answer to the previous question. Under certain circumstances, we may be required to extend the Expiry Time for the Offer under United States or Canadian securities laws. We may also elect to provide for a "subsequent offering period", which is an additional period of time following expiration of the initial offering period during which you may accept the Offer. If we elect to accelerate or extend, or are required to extend, the Expiry Time for the Offer, or we elect to provide for a subsequent offering period, we will publicly announce the variation, and, if required by applicable law, mail you a copy of the notice of variation. See Section 6 of the Offer, "Extensions, Variations and Changes to the Offer"."

        The response to the question "Will I be able to withdraw previously tendered Inco Shares?" in the "Summary Term Sheet" (found at page 3 of the Offer and Circular) is deleted and replaced by the following:

            "Yes. You may withdraw Inco Shares previously tendered by you at any time: (i) before Inco Shares deposited under the Offer (including Inco Shares deposited during any subsequent offering period) are taken up by us under the Offer, (ii) if your Inco Shares have not been paid for by us within three business days after having been taken up, and (iii) in certain other circumstances. See Section 9 of the Offer, "Right to Withdraw Deposited Inco Shares"."

        The Offeror has varied the Original Offer by deleting in their entirety (i) the second and third sentences of the third paragraph of the "Summary of the Offer" (found at page 13 of the Offer and Circular), (ii) the third and fourth sentences of the eleventh paragraph of Section 1 of the Offer, "Offer" (found at page 25 of the Offer and Circular), and (iii) the third paragraph of Section 4 of the Offer, "Time for Acceptance" (found at page 30 of the Offer and Circular), in each instance, which read as follows:

            "Applicable U.S. securities laws do not permit the Offeror to have more than one Take-Up Date as a result of pro rating the Offered Consideration. The Offeror currently intends to seek such relief as may be available to permit the Offeror to take up Inco Shares on more than one Take-Up Date, although there can be no assurances that the Offeror will be granted such relief."

        The first paragraph of Section 6 of the Offer, "Extensions, Variations and Changes to the Offer" (found at page 36 of the Offer and Circular), is deleted and replaced by the following:

            "The Offer will be open for acceptance at the places of deposit specified in the Letter of Transmittal until the Expiry Time, unless the Offer is accelerated, extended or withdrawn by the Offeror or the Offeror elects to provide for a subsequent offering period.

            If the Offeror does provide for any such subsequent offering period, the Offeror will elect to extend the Offer beyond the Expiry Time for a subsequent offering period of not less than ten calendar days if, among other things, at the Expiry Time (i) all of the conditions to the

    Offeror's obligation to take up and pay for any Inco Shares deposited under the Offer are satisfied or waived and (ii) the Offeror immediately accepts for payment, and pays for, all Inco Shares validly tendered (and not withdrawn) prior to the Expiry Time. The Offeror will take up any Inco Shares deposited during any such subsequent offering period at the end of each ten calendar day period during the subsequent offering period and pay for the Inco Shares so taken up within three business days after taking up such Inco Shares. Shareholders will maintain their right to withdraw their Inco Shares deposited during a subsequent offering period at any time during the subsequent offering period until the Inco Shares so deposited are taken up by the Offeror. The Offeror will not extend any subsequent offering period beyond September 20, 2006. If the Offeror decides to provide for a subsequent offering period, it will make a public announcement to that effect in the manner set forth below in Section 12 of this Offer, "Notice and Delivery" on the next business day after the first Take-Up Date."

        Sub-paragraph (a) of the first paragraph of Section 9 of the Offer, "Right to Withdraw Deposited Inco Shares" (found at page 39 of the Offer and Circular), is deleted and replaced by the following:

    "at any time before the Inco Shares have been taken up by the Offeror pursuant to the Offer (including during any subsequent offering period);"

5.     Conditions of the Offer

        The conditions of the Offer have not changed. See Section 2 of the Offer, "Conditions of the Offer".

6.     Recent Developments

  Shareholder Rights Plan

        On July 13, 2006, Teck filed an application with the Ontario Securities Commission ("OSC") seeking an order to cease trade any securities issued or to be issued by Inco pursuant to the Rights Plan and related relief. On July 14, 2006, the OSC issued a notice of hearing announcing that it would hold a hearing on July 21, 2006 to consider Teck's application. On July 20, 2006, with the consent of Teck and Inco, the OSC issued a cease-trade order with respect to any securities issued or to be issued under or in connection with the Rights Plan, effective as of 4:30 p.m. (Toronto time) on August 16, 2006.

  Regulatory Clearances

        On July 7, 2006, Teck announced that it had received notice of non-opposition from the European Commission competition authority with respect to Teck's proposed acquisition of Inco.

        On June 14, 2006, Teck announced that it had received an advance ruling certificate from the Canadian Competition Bureau, and notice from the United States Federal Trade Commission confirming early termination of the waiting period under the HSR Act, with respect to Teck's proposed acquisition of Inco.

        Teck has now received all necessary antitrust clearances for the Offer to proceed.

  Receipt of SEC Relief for Multiple Take-Up Dates

        As discussed in the Offer and Circular, Teck was initially unable to make a "permitted bid" for purposes of the Rights Plan because Teck was not permitted to have more than one Take-Up Date under applicable U.S. federal securities laws as a result of prorating the Offered Consideration. Following the announcement of the Offer, Teck applied to the SEC for relief to allow multiple Take-Up

Dates under the Offer. On June 21, 2006, Teck received a letter from the SEC confirming Teck's receipt of such relief and that Teck is now permitted to have multiple Take-Up Dates under the Offer.

  NYSE Listing

        On June 14, 2006, Teck announced that it had received authorization to list its Teck Subordinate Voting Shares on the NYSE. The Teck Subordinate Voting Shares commenced trading on the NYSE on June 29, 2006 under the symbol "TCK". On June 29, 2006, the symbols for the Teck Class A Shares and the Teck Subordinate Voting Shares on TSX changed to "TCK.A" and "TCK.B", respectively.

7.     Time for Acceptance

        The Offer is open for acceptance until 8:00 p.m. (Toronto time) on August 16, 2006 unless accelerated, extended or withdrawn.

8.     Manner of Acceptance

        Inco Shares may be deposited to the Offer in accordance with the provisions of Section 5 of the Offer, "Manner of Acceptance".

9.     Take-Up and Payment for Deposited Inco Shares

        Upon the terms and subject to the conditions of the Offer, the Offeror will take up and pay for Inco Shares validly deposited to the Offer and not withdrawn as set forth in Section 3 of the Offer, "Take-Up and Payment for Deposited Inco Shares", as amended by this Notice of Variation.

10.   Right to Withdraw Deposited Inco Shares

        Shareholders have the right to withdraw Inco Shares deposited pursuant to the Offer under the circumstances and in the manner described in Section 9 of the Offer, "Right to Withdraw Deposited Inco Shares", as amended by this Notice of Variation.

11.   Consequential Amendments to the Offer and Circular and Other Documents

        The Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery are amended to the extent necessary to reflect the amendments contemplated by, and the information contained in, this Notice of Variation.

12.   Offerees' Statutory Rights

        Securities legislation in certain of the provinces and territories of Canada provides securityholders of Inco with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Holders of Inco Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

13.   Registration Statement Filed with the SEC

        A Registration Statement on Form F-10 under the U.S. Securities Act has been filed, which covers the Teck Subordinate Voting Shares to be issued pursuant to the Offer. The Offer and Circular do not contain all of the information set forth in the Registration Statement. Reference is made to the Registration Statement and the exhibits thereto for further information. In addition, reference is made to the documents listed under the heading, "Documents Filed as Part of the Registration Statement" on page 95 of the Offer and Circular.

14.   Directors' Approval

        The contents of this Notice of Variation have been approved and the sending thereof to the Shareholders has been authorized by the board of directors of Teck.

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APPROVAL AND CERTIFICATE OF TECK COMINCO LIMITED

        The contents of this Notice of Variation have been approved by, and the sending thereof to the Shareholders has been authorized by, the board of directors of Teck. The foregoing, together with the Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing, together with the Offer and Circular, does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer or the securities to be distributed hereunder.

Dated: July 24, 2006.

(Signed) DONALD R. LINDSAY President and Chief Executive Officer	(Signed) RONALD A. MILLOS Senior Vice President Finance and Chief Financial Officer
On behalf of the board of directors
(Signed) HUGH J. BOLTON Director	(Signed) KEITH E. STEEVES Director

The Depositary for the Offer is:
CIBC Mellon Trust Company
By Mail P.O. Box 1036 Adelaide Street Postal Station Toronto, Ontario M5C 2K4	By Registered Mail, by Hand or by Courier 199 Bay Street Commerce Court West Securities Level Toronto, Ontario M5L 1G9
Telephone: (416) 643-5500 Toll Free: 1-800-387-0825 E-Mail: inquiries@cibcmellon.com The Dealer Managers for the Offer are:
In Canada BMO Nesbitt Burns Inc. 1 First Canadian Place, 5th Floor Toronto, Ontario M5X 1H3 Telephone: (416) 359-6695	In the United States BMO Capital Markets Corp. (formerly Harris Nesbitt Corp.) 3 Times Square New York, New York 10036 Toll Free: (866) 769-7410
Merrill Lynch Canada Inc. 181 Bay Street, 4th Floor Toronto, Ontario M5J 2V8 Telephone: (416) 369-7744	Merrill Lynch & Co. 1400 Merrill Lynch Drive MSC-0401N Pennington, New Jersey 08534 Telephone: (609) 818-8000 Toll Free: (877) 653-2948

The U.S. Forwarding Agent for the Offer is:

Mellon Investor Services LLC

By Mail, Registered Mail, by Hand or by Courier
120 Broadway, 13th Floor
New York, New York 10271
Toll Free: 1-800-777-3674

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Ave., 20th Floor
New York, New York 10022

North American Toll Free Numbers:
(877) 825-8631 (English)
(877) 825-8777 (French)

U.S. Banks and Brokers Call Collect:
(212) 750-5833

        Any questions and requests for assistance may be directed by Shareholders to the Depositary or the Information Agent at their respective telephone numbers and locations set out above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

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OFFER AND CIRCULAR
OFFER TO PURCHASE
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
NOTICE TO HOLDERS OF INCO OPTIONS, INCO WARRANTS, INCO CONVERTIBLE DEBENTURES AND TECK EXCHANGEABLE DEBENTURES
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
INFORMATION CONCERNING INCO
CURRENCY AND EXCHANGE RATE INFORMATION
NOTICE OF VARIATION
APPROVAL AND CERTIFICATE OF TECK COMINCO LIMITED